Exhibit 5.1

[Form of Opinion of Chris B. Walther]

[     ], 2005

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, Ohio 45202

Re:	Registration Statement on Form S-4, as amended, relating to common stock, without par value

Ladies and Gentleman:

As Associate General Counsel and Assistant Secretary of The Procter & Gamble Company, an Ohio corporation (the “Company”), I have acted as in-house counsel to the Company in connection with the preparation of the Company’s Registration Statement on Form S-4 (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of shares of common stock, without par value, (the “Common Stock) of the Company to be issued in connection with the proposed merger (the “Merger”) of Aquarium Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, with and into The Gillette Company, a Delaware corporation (“Gillette”), pursuant to the terms of the Agreement and Plan of Merger, dated as of January 27, 2005, among the Company, Aquarium Acquisition Corp. and Gillette (the “Merger Agreement”).

In rendering the opinions expressed below, I have examined and relied upon, among other things, (i) the Merger Agreement, (ii) the Company’s Amended Articles of Incorporation, incorporated by reference as an exhibit to the Registration Statement, (iii) the Company’s Regulations, incorporated by reference as an exhibit to the Registration Statement, (iv) the resolutions of the Company’s Board of Directors approving the Merger Agreement and the transactions contemplated thereby and (v) originals or copies, certified or otherwise identified to my satisfaction, of such certificates, corporate, public or other records, and other documents as I have deemed appropriate for the purpose of rendering this opinion letter. In connection with such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents and instruments of all documents and instruments submitted to me as copies or specimens, and the authenticity of the originals of such documents and instruments submitted to me as copies or specimens. I have also made such investigations of law as I have deemed appropriate.

In rendering this opinion I have assumed that prior to the issuance of any of the shares of Common Stock pursuant to the Merger Agreement (i) the Registration Statement, as then amended, will have become effective under the Securities Act and such effectiveness shall not have been terminated or rescinded; (ii) the common stockholders of Gillette will have adopted the Merger Agreement and approved the Merger; (iii) the shareholders of the Company will have adopted the Merger Agreement and approved the issuance of shares of Common Stock in the Merger; and (iv) the transactions contemplated by the Merger Agreement are consummated in accordance with the Merger Agreement.

On the basis of the foregoing, I am of the opinion that the Common Stock has been duly authorized and the Common Stock, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

I am a member of the Bar of the State of Ohio and the foregoing opinion is limited to the laws of the State of Ohio and the federal laws of the United States of America.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me in the joint proxy statement/prospectus constituting a part of the Registration Statement under the caption “Legal Matters,” without admitting that I am an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Yours very truly,

/s/ [          ]

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